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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                               November 30, 2000

The TriZetto Group, Inc.
567 San Nicolas Drive, Suite 360
Newport Beach, California 92660

       Re:  Registration Statement on Form S-3

Ladies and Gentlemen:


     At your request, we have examined the form of Registration Statement on Form S-3, Registration No. 333-47764 (the "Registration Statement"), filed by The TriZetto Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 for resale of an aggregate of up to 1,079,554 shares (the "Shares") of Common Stock, no par value, of the Company. The Shares may be sold from time to time for the account of the Selling Shareholders, as defined in the Registration Statement.


     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, and assuming that the full consideration for each Share has been received by the Company, it is our opinion that the Shares have been, validly issued and outstanding, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                         /s/ STRADLING YOCCA CARLSON & RAUTH
                                        ----------------------------------------

                                        STRADLING YOCCA CARLSON & RAUTH